AMENDMENT NO. 4
                              TO THE
                  ARROW ELECTRONICS SAVINGS PLAN
                  (as restated December 28, 1994)


          The Arrow Electronics Savings Plan as restated December 28, 1994 and as subsequently amended, is hereby further amended in the following respects:

          1. Section 1.4 is amended to read as follows:

             1.4 Appropriate Form. The form or other method of communication prescribed by the Administrator for a particular purpose specified in the Plan, when filed or otherwise effected at the time and in the manner prescribed by the Administrator.

          2. Section 1.26.2 is amended to read as follows:

             1.26.2 Paid Or Other Approved Absence. Each regularly scheduled working hour during a period for which an employee is paid, or entitled to payment, by an Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability or pregnancy), layoff, jury duty, military duty or leave of absence, or during any other period of authorized leave if employee returns to employment with the Employer on the expiration of such leave.

          3. Section 1.38 is amended to read as follows:

             1.38 Rollover Account. A separate Account maintained for an individual attributable to his Rollover Contributions and balances formerly credited to his Prior Plan Accounts, together with applicable Investment Adjustments.

          4. Section 1.39 is amended to read as follows:

             1.39 Rollover Contribution. An Eligible Employee's rollover contribution made pursuant to Section 3.6, including the amount of any transfer to this Plan pursuant to the in-service withdrawal provision of the Arrow Electronics Stock Ownership Plan.

          5. Section 2.1 is amended to read as follows:

             2.1 In General. An Eligible Employee who has not previously become a Member shall become a Member on the Entry Date coincident with or next following the later of his twenty-first (21st) birthday or the ninetieth (90th) day following his Date of Hire, if he customarily works for an Employer for twenty (20) or more hours per week throughout each year (except for holidays and vacations). In any other case, an Eligible Employee shall become a Member on the Entry Date coincident with or next following the later of (a) his completion of a 12-consecutive month period starting on his Date of Hire, or on any January 1 thereafter, in which he has 1,000 Hours of Service, or (b) his twenty-first
(21st) birthday.

          6. Section 3.1.3 is amended by revising the first sentence thereof to read as follows:

             3.1.3 Voluntary Suspension. A Member may voluntarily suspend his Contribution Agreement effective as soon as practicable by giving notice to the Administrator on the Appropriate Form.

          7. Section 3.6 is amended to read as follows:

             3.6 Rollovers. Effective February 21, 1992, notwithstanding any other provision of the Plan, the Administrator may, in his sole discretion, authorize an Eligible Employee to make a contribution under the Plan ("Rollover Contribution") which qualifies as an "eligible rollover distribution" under section 402(c)(4), a "rollover amount" under section 403(a)(4) or a "rollover contribution" under section 408(d)(3) of the Code. The Administrator shall exercise such discretion in a manner that does not discriminate in favor of Highly Compensated Employees. All Rollover Contributions shall be received and held in the Fund, and shall be credited to the Eligible Employee's Rollover Account as of such date as the Administrator shall specify. At the time a Rollover Contribution is made, the Eligible Employee shall designate (in a manner consistent with Section 5.3) how that Rollover Contribution is to be allocated among the Investment Funds, without regard to the manner in which his other Accounts (if any) are invested; thereafter, reallocation of Account balances (including the Rollover Account) may be made only in accordance with the provisions of Section 5.3. An Eligible Employee who makes a Rollover Contribution shall be deemed a Member solely with respect to his Rollover Account until he otherwise becomes a Member in accordance with Section 2.1.

          8. Section 3.12 is amended so that the first sentence now reads:

             Other than as provided in Section 3.6, Members shall not be eligible to make contributions under the Plan.

          9. A new Section 7.2.6 is added to read as follows:

             7.2.6 Home Purchases with Mortgage. A Participant shall be entitled to a hardship withdrawal under this Section 7.2 if (a) he meets all requirements therefor other than the receipt of all amounts available to him as a loan, (b) the need is for funds to purchase a principal residence of the Participant, (c) the obtaining of loans other than the mortgage loan in connection with such purchase would disqualify the Participant from obtaining the necessary amount of mortgage loan, and (d) the Participant demonstrates to the satisfaction of the Committee that the amount to be withdrawn for the purpose of such purchase cannot be obtained from other resources that are reasonably available to the Participant (including assets of the Participant's spouse that are reasonably available to the Participant).

         10. Section 7.11 is amended to read as follows:

             7.11 Withdrawals from Plan While Loan is Outstanding. The amount otherwise available for withdrawal from the Plan under Section 7.2 shall be reduced by the amount of any loan outstanding at the time a withdrawal request is made.

         11. Section 8.1.1 is amended to read as follows:

             8.1.1  In General.  All amounts distributable pursuant to Section
7.1 with respect to a Member whose employment terminates for any reason shall be paid in cash in a single sum. If (a) such a Member's Normal Retirement Date precedes his Termination of Employment, or (b) the amount distributable does not exceed $5,000 at his Termination of Employment (and the vested amount of his Accounts did not exceed $5,000 at the time of any prior distribution), distribution shall be made as soon as administratively practicable after the date on which the Member's Termination of Employment is reported to the Administrator. Otherwise, except as provided in Section 8.2, distribution shall be made in cash in a single sum as soon as administratively practicable after the Member's Normal Retirement Date; provided, however, that such a Member may elect on the Appropriate Form at the time of his Termination of Employment to receive distribution as soon as practicable thereafter. Distribution shall in all events commence no later than 60 days after the close of the Year in which the Member attains age 65, except to the extent a contribution pursuant to
Article III of the Plan which the Member is entitled to share in has not yet been acquired by the Fund. Each Member's Accounts shall be credited or charged with applicable Investment Adjustments through the date the distribution is processed.

         12. Section 8.15.3 is amended to read as follows:

             8.15.3 Default Procedure. If, upon Termination of Employment, the value of a Member's Accounts does not exceed $5,000 (and did not exceed $5,000 at the time of any prior distribution under the Plan), and such Member does not make a timely election under this Section 8.15 to make a Direct Rollover, the Member's Accounts shall be distributed directly to the Member in accordance with
Section 8.1.


                                    ARROW ELECTRONICS, INC.

                                    By: /s/ Robert E. Klatell
                                        ------------------------
                                    Date: May 26, 1998
                                          ------------
ATTEST:

By: /s/ Wayne Brody
    ---------------

Date: May 26, 1998
      ------------